Registration No. 333-73746
Rule 424(b)(2)
PRICING SUPPLEMENT No. 10 Dated April 24, 2002 (To Prospectus dated January 10, 2002)
$15,000,000,000
H O U S E H O L D F I N A N C E C O R P O R A T I O N
Medium Term Notes
Due Nine Months or More from Date of Issue Floating Rate Notes
Principal Amount: $75,000,000
Price to Public: 100%	Proceeds to HFC: 99.90%
Issue Date: April 30, 2002	Stated Maturity: April 30, 2004
Redeemable On or After: Not Applicable
Redemption Price at Maturity: 100%
Initial Interest Rate: To be determined on April 26, 2002
Interest Rate Basis: LIBOR Telerate.
Spread or Spread Multiplier: +.70% (.70 basis points)

Interest Payment Dates: On the 30th of July, October, January, April of each year, commencing July 30, 2002 and the Stated Maturity. If said day is not a Business day, such interest payment date shall be postponed to the next succeeding Business Day except if such day falls in the next calendar month, such Interest Payment Date will be the immediately preceding day that is a Business Day.

Regular Record Date: The date fifteen (15) calendar days (whether or not a Business Day) prior to each Interest Payment Date or the Stated Maturity, as the case may be.
Interest Reset Date: On each Interest Payment Date.
Interest Determination Date: On the Second London Business Day prior to each Interest Payment Date.
Index Maturity: Three Month
Agent:
Morgan Stanley Dean Witter	$ 50,000,000	DTC 0050
Warburg Dillon Read LLC	$ 25,000,000	DTC 0642

Agent's Discount or Commission: .10%	CUSIP: 44181KP24